Exhibit 10.02

Form of Non-Employee Director

AWARD AGREEMENT

This Restricted Unit and distribution equivalent right award agreement (“Agreement”), effective as of the date set forth at the end of this Agreement (“Grant Date”), is between Valero GP, LLC (the “Company”) and _________ (“Participant”), a participant in the Valero GP, LLC Amended and Restated 2000 Long-Term Incentive Plan, as amended (the “Plan”). All capitalized terms contained in this Award shall have the same definitions as are set forth in the Plan unless otherwise defined herein. The terms of this grant are set forth below.

1.

The Compensation Committee of the Board of Directors of the Company hereby grants to Participant [# granted] Restricted Units under the Plan. A “Restricted Unit” is a phantom unit which is equivalent in value to a common unit (“MLP Common Unit”) of Valero L.P. (the “MLP”). In addition, a Restricted Unit represents the right to receive, upon vesting as provided below, an MLP Common Unit. Restricted Units are granted hereunder in tandem with an equal number of distribution equivalent rights (“DERs”). A DER is a right to receive an amount in cash from the Company or its designee equal to the distributions made by MLP with respect to an MLP Common Unit during the period that ends upon vesting of the tandem Restricted Unit or its forfeiture pursuant to Section 6.2 (ii) of the Plan.

2.

The Restricted Units granted hereunder are subject to the following Restricted Periods, and will vest and accrue to Participant in the following increments: [1/3 # granted] Units on [first anniversary of grant date]; [1/3 # granted] Units on [second anniversary of grant date]; and [1/3 # granted] Units on [third anniversary of grant date]. The restrictions may terminate prior to the expiration of such period as set forth in the Plan. Upon vesting, for each Restricted Unit granted hereunder, the Participant will be entitled to receive an unrestricted Common Unit of Valero L.P.

3.	DERs with respect to the Restricted Units will be paid to you in cash as of each record payment date during the period such Restricted Units are outstanding.
4.

Neither this Award nor any right under this Award may be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by you otherwise than by will or by the laws of descent and distribution.

5.

The Company will withhold any taxes due from your compensation as required by law, which, in the sole discretion of the Compensation Committee, may include withholding a number of Restricted Units otherwise payable to you.

6.

By accepting this Award, you hereby accept and agree to be bound by all of the terms, provisions, conditions, and limitations of the Plan and any subsequent amendment or amendments, as if it had been set forth verbatim in this Award.

7.

By accepting this Award, you will become a Participant as of the effective date of this Award and, as such, you shall have no rights with respect to the Restricted Units or DERs granted hereunder except as are expressly conferred by the Plan and this Award.

8.	This Award shall be binding upon the parties hereto and their respective heirs, legal representatives, and successors.
9.	This Award is effective as of [grant date].

VALERO GP, LLC

By:	Curtis V. Anastasio President & Chief Executive Officer

Accepted:

[name of non-employee director]
[date]